Exhibit 99.1

Permian Basin Royalty Trust

News Release

PERMIAN BASIN ROYALTY TRUST
ANNOUNCES DECEMBER CASH DISTRIBUTION

     DALLAS, Texas, December 19, 2003 — Bank of America, N.A., as Trustee of the Permian Basin Royalty Trust (NYSE — PBT), today declared a cash distribution to the holders of its units of beneficial interest of $0.061661 per unit, payable on January 15, 2004, to unit holders of record on December 31, 2003.

     This month’s distribution increased from the previous month primarily due to lower operating costs. Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 62,446 bbls and 306,940 mcf. The average price for oil was $27.42 per bbl and for gas was $4.31 per mcf. This would primarily reflect production for the month of October. Capital expenditures were approximately $67,595. These numbers provided reflect what was net to the Trust.

     For more information on Permian Basin Royalty Trust, please visit our website at www.pbt-permianbasintrust.com.

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Contact:	Ron E. Hooper Senior Vice President Bank of America, N.A. Toll Free — 877.228.5085